Exhibit 11.1

INDEPENDENT AUDITOR’S CONSENT

We consent to the incorporation by reference of our report dated April 28, 2025, with respect to the consolidated balance sheets of RealtyMogul Apartment Growth REIT, Inc. as of December 31, 2024 and 2023, and the related consolidated statements of operations, equity and cash flows for the years then ended, incorporated by reference in the Post-Qualification Amendment No. 1 to the Offering Statement on Form 1-A (File No. 024-12375) of RealtyMogul Apartment Growth REIT, Inc. We also consent to the reference to our firm under the caption “Experts”.

/s/ CohnReznick LLP

Atlanta, Georgia

August 20, 2025